Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated November 10, 2011 with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of Insteel Industries, Inc. on Form 10-K for the years ended October 1, 2011, October 2, 2010 and October 3, 2009. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Insteel Industries, Inc. on Forms S-8 (File No. 033-61887, File No. 033-61889, File No. 333-48011, File No. 333-30934, and File No. 333-123325).

/s/ Grant Thornton LLP

Charlotte, North Carolina

November 10, 2011